Exhibit 2.1





                            ASSET PURCHASE AGREEMENT




                                     between




                                   AT&T CORP.




                                       and




                       TRANSACTION NETWORK SERVICES, INC.









                                ----------------

                            Dated: September 10, 1998

                                ----------------

                                            Table of Contents

     1.   Purchase and Sale of Assets....................................................................1
        1.1    Equipment.................................................................................2
        1.2    Software..................................................................................2
        1.3    Customer Contracts........................................................................2
        1.4    Receivables...............................................................................2
     2.   Assumption of Liabilities......................................................................3
        2.1    Assumption of Liabilities by Buyer........................................................3
        2.2    Excluded Liabilities......................................................................3
     3.   Consideration for Transfer of the Assets.......................................................4
        3.1    Purchase Price............................................................................4
        3.2    Allocation of Purchase Price..............................................................4
     4.   Closing........................................................................................4
     5.   Representations and Warranties of Seller.......................................................4
        5.1    Seller's Organization and Authority.......................................................4
        5.2    Authorization.............................................................................5
        5.3    Freedom to Contract.......................................................................5
        5.4    Title to Assets; Encumbrances, etc........................................................6
        5.5    Customer Contracts........................................................................6
        5.6    Litigation................................................................................6
        5.7    Compliance with Law.......................................................................7
        5.8    Intellectual Property.....................................................................7
        5.9    Brokers...................................................................................7
        5.10   Equipment Condition.......................................................................7
     6.   Representations and Warranties of Buyer........................................................7
        6.1    Buyer's Organization and Authority........................................................7
        6.2    Authorization of Agreement................................................................8
        6.3    Freedom to Contract.......................................................................8
        6.4    Brokers...................................................................................9
     7.   Further Agreements of the Parties..............................................................9
        7.1    Public Announcements......................................................................9
        7.2    Expenses..................................................................................9
        7.3    Indemnification for Fees of Brokers and Finders...........................................9
        7.4    Customer Contracts.......................................................................10
        7.5    Software License.........................................................................11
        7.6    Further Assurances.......................................................................11
        7.7    Restrictive Covenants....................................................................12
        7.8    FCC Proceeding...........................................................................13
        7.9    Service Agreement........................................................................14
        7.10   Bulk Sales Law...........................................................................14
        7.11   Transition...............................................................................14
        7.12   Transfer Taxes...........................................................................17
        7.13   Audit....................................................................................18
        7.14   Receivables and Billing..................................................................18



     8.   Indemnification...............................................................................20
        8.1    Indemnification by Seller................................................................20
        8.2    Indemnification by Buyer.................................................................20
        8.3    Period of Indemnity......................................................................21
        8.4    Limitations..............................................................................21
        8.5    Notice to the Indemnitor.................................................................22
        8.6    Rights of Parties to Settle or Defend....................................................22
        8.7    Exclusive Remedies.......................................................................23
     9.   Miscellaneous.................................................................................23
        9.1    Entire Agreement.........................................................................23
        9.2    Governing Law............................................................................23
        9.3    Headings.................................................................................23
        9.4    Notices..................................................................................24
        9.5    Severability.............................................................................25
        9.6    Amendment; Waiver........................................................................25
        9.7    Assignment and Binding Effect............................................................25
        9.8    No Benefit to Others.....................................................................25
        9.9    Counterparts.............................................................................26
        9.10   Certain Definitions......................................................................26
        9.11   Glossary.................................................................................27
        9.12   Consent to Jurisdiction and Service of Process...........................................28
        9.13   Interpretation...........................................................................29

   SCHEDULES

   Schedule 1.1  Equipment
   Schedule 1.3  Customer Contracts
   Schedule 3.1  Wire Transfer Information
   Schedule 3.2  Allocation of Purchase Price
   Schedule 5.4
   Schedule 5.5(a)
   Schedule 5.5(b)   1998 Customer Revenues
   Schedule 7.11(b)  Transition Services
   Schedule 7.11(c)   Transition Fees
        Part 1  Communications Fees
        Part 2   Operations Fees
   Schedule 7.11(d)   Form of Customer Letter
   Schedule 7.11(f)   Customer Referral Compensation Schedule
   Schedule 9.10 List of Individuals Constituting AT&T
   Knowledge

   EXHIBITS

   Exhibit A  Settlement Agreement, Release And Covenant Not To Sue
   Exhibit B  Service Agreement


                            ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT made as of the 10th day of September, 1998, by and between AT&T Corp., a New York corporation ("Seller"), and Transaction Network Services, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller is engaged, among other things, in providing transaction access service to customers (the "Service");

        WHEREAS, upon the terms and conditions set forth herein, Seller desires to sell and Buyer desires to purchase certain of the assets relating to the Service, as specified herein, for the consideration described herein; and

         WHEREAS, certain terms used in this Agreement are defined in Section
9.10 hereof and a glossary of the defined terms used herein appears in Section
9.11 hereof.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the closing (the "Closing") of the transactions contemplated hereby (the "Contemplated Transactions"), Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the following assets of Seller relating to the Service, as the same shall exist on the Closing Date (collectively, the "Assets"):

         1.1 Equipment. All of Seller's right, title and interest in and to the equipment described on Schedule 1.1 (collectively, the "Equipment"). The parties understand that the actual equipment may deviate slightly from
Schedule 1.1, which deviation shall not exceed five percent (5%) in value and shall not have a material adverse effect on Buyer's ability to provide the Service.

         1.2 Software. A royalty free, fully paid license to certain Software in accordance with Section 7.5.

         1.3 Customer Contracts. Subject to Section 7.4, Seller's rights and interest in the contracts listed on Schedule 1.3. (collectively, the "Customer Contracts"). Copies of such Customer Contracts are contained in the Appendix to this Agreement.

         1.4 Receivables. Subject to Section 7.4, all of Seller's right, title and interest in and to all revenues and receivables under the Customer Contracts associated with the Services provided after the Closing. All revenues and receivables under the Customer Contracts associated with services provided prior to the Closing shall remain the property of Seller. Seller also shall be entitled to receive twenty percent (20%) of any shortfall of the minimum annual commitment collected by Buyer under the Customer Contract between Seller and Banctec, Inc., dated January 11, 1996, for services provided to the Customer during the current contract year.

2.       Assumption of Liabilities.

         2.1 Assumption of Liabilities by Buyer. At the Closing, Buyer shall assume and thereafter pay, perform, satisfy and discharge the following obligations and liabilities of Seller (collectively, the "Assumed
Liabilities"):

                  (a) Obligations Under Customer Contracts. The liabilities and obligations of Seller under the Customer Contracts.

                  (b) Liabilities After Closing. All liabilities and obligations arising from or in connection with the Service or the Assets after the Closing Date.

         2.2 Excluded Liabilities. Except as otherwise provided for herein, Buyer is not assuming or agreeing to pay, perform, assume or discharge, or otherwise be responsible for, any debts, liabilities or obligations of Seller with respect to the Service, fixed or contingent, known or unknown (collectively, the "Excluded Liabilities"); and, without limiting the generality of the foregoing, except as otherwise provided herein, will not assume or pay: (a) any contingent or existing liabilities resulting from Seller's performance or breach of any agreement, contract, commitment or lease prior to the Closing, or (b) any obligations or liabilities with respect to any federal, state or local law or regulation, or any right of any employee or third party, arising out of the generation, storage use, transportation, discharge or disposal of any hazardous waste or hazardous substance prior to the Closing in connection with the Service.

3.       Consideration for Transfer of the Assets.

         3.1 Purchase Price. In consideration for the sale and transfer of the Assets, on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to (i) pay in cash by wire transfer of immediately available funds at Closing to the account set forth on Schedule 3.1, $64,325,000 and (ii) assume the Assumed Liabilities (collectively, the "Purchase Price").

         3.2 Allocation of Purchase Price. Buyer and Seller agree to allocate the Purchase Price ( and all other capitalizable costs) among the Assets for tax purposes in accordance with Schedule 3.2. Buyer and Seller will file all tax returns (including amended returns and claims for refund) in a manner consistent with such allocation and shall cooperate in the preparation of Treasury Form 8594 for timely filing with each of their respective federal income tax returns and any comparable foreign, state or local tax filings.

4. Closing. Upon the terms and conditions set forth herein, the Closing shall take place at the offices of Seller located at 295 North Maple Avenue, Basking Ridge, New Jersey 07920, at 9:00 a.m. local time on the date on which this Agreement has been executed and delivered as first set forth above. The date and time upon which the Closing occurs is referred to herein as the "Closing Date."


5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

         5.1 Seller's Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and lawful authority to carry on the Service as it is currently being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of the Assets or the conduct of the Service requires qualification or licensing to do business as a foreign corporation and in which the failure so to qualify could have a Material Adverse Effect.

         5.2 Authorization. Seller has all requisite corporate power and authority to execute and deliver the Transaction Agreements, to consummate the Contemplated Transactions and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Agreements by Seller and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action of Seller, and no other board of directors, shareholder or other corporate proceeding by or on behalf of Seller is necessary to authorize the execution, delivery or performance of the Transaction Agreements, or the consummation of the Contemplated Transactions. The Transaction Agreements constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         5.3 Freedom to Contract. Except as set forth on Schedule 5.3, the execution, delivery and performance of the Transaction Agreements by Seller and the consummation by Seller of the Contemplated Transactions will not: (i) violate or conflict with any provision of the certificate of incorporation or by-laws of Seller, each as amended; (ii) violate any of the terms, conditions or provisions of any law, rule, statute (other than the Hart Scott Rodino
Act)), regulation, order, writ, injunction, judgment or decree of any Governmental Authority; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any contract (other than Customer Contracts which shall be treated in accordance with the provisions of Section 7.4). Except as set forth on Schedule 5.3, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, is required in connection with Seller's execution, delivery and performance of the Transaction Agreements and the consummation of the Contemplated Transactions.

         5.4 Title to Assets; Encumbrances, etc. (i) Except as set forth on
Schedule 5.4, Seller has good title to all of the Assets, free and clear of any mortgage, pledge, security interest, title defect or objection, lien, charge or encumbrance of any kind, including without limitation, any lease, license or other right of occupancy, possession or use, or any conditional sales contract or other title or interest retention arrangement (collectively, "Liens"); except for Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, and Liens set forth on
Schedule 5.4 (collectively, the "Permitted Liens"). (ii) The instruments of transfer executed and delivered by Seller at the Closing will be effective to vest in Buyer good title to the Assets, free and clear of any and all Liens, other than Permitted Liens. (iii) No third party has any rights to purchase any of the Assets, or any interest therein or portion thereof, including rights of first offer or first refusal.

         5.5 Customer Contracts. (a) Except as set forth on Schedule 5.5(a),
(i) Schedule 1.3 sets forth all of the Customer Contracts between Seller and any of its customers of the Service that are currently in effect, (ii) neither Seller nor to Seller's Knowledge any other party to any of the Customer Contracts is in material default of any of its respective obligations thereunder, (iii) Seller has not received any written notice that it is in default under any of the Customer Contracts, (iv) Seller has not given written notice that any other party is in default under any of the Customer Contracts, (v) Seller has not received written notice of termination of any of the Customer Contracts; (vi) the copies of the Customer Contracts in the Appendix to this Agreement are true, complete and correct copies of the Customer Contracts in all material respects; and (vii) Seller has not issued any invoices or otherwise demanded or collected payment during calendar year 1998 for any shortfall below the respective minimum revenue or transaction volume commitment set forth in any Customer Contract. (b) The revenues reflected on Schedule 5.5(b) are accurate in all material respects.

         5.6 Litigation. Except as set forth on Schedule 5.6, there is no action, suit, inquiry, litigation, proceeding or investigation by or before any Governmental Authority, pending or, to Seller's Knowledge, threatened, against Seller relating to the Service or the Customer Contracts, which could reasonably be expected to have a Material Adverse Effect. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding that could reasonably be expected to have a Material Adverse Effect on Buyer's ability to conduct the Service after the Closing Date.

         5.7 Compliance with Law. Except as set forth in Schedule 5.7, Seller is not in violation of any applicable federal, state, local or foreign law, rule, regulation, or ordinance, or any judgment, writ, decree, injunction, order or any other requirement of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on Buyer's ability to conduct the Service after the Closing Date.

         5.8 Intellectual Property. Seller has sufficient rights and legal authority to grant Buyer the rights and license to the Software being granted pursuant to Section 7.5. There are no existing, or to Seller's Knowledge threatened, claims of any third party for infringement relating to the Software.

         5.9 Brokers. Seller has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with the Transaction Agreements or the Contemplated Transactions.

         5.10 Equipment Condition. The Equipment, taken as a whole, at the Closing, is in good operating condition (excepting normal wear and tear and such defects as would not have a material adverse effect), usable in the regular and ordinary course of providing the Service.

6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

         6.1 Buyer's Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to execute and deliver the Transaction Agreements, to consummate the Contemplated Transactions and to perform fully its obligations hereunder and thereunder.

         6.2 Authorization of Agreement. The execution, delivery and performance of the Transaction Agreements by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action of Buyer, and no other board of directors, stockholder or other corporate proceedings by or on behalf of Buyer is necessary to authorize the execution, delivery or performance of the Transaction Agreements or the consummation of the Contemplated Transactions. The Transaction Agreements constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         6.3 Freedom to Contract. Except as set forth on Schedule 6.3, the execution, delivery and performance of the Transaction Agreements by Buyer and the consummation by Buyer of the Contemplated Transactions will not: (i) violate or conflict with any provisions of the certificate of incorporation or by-laws of Buyer, each as amended; (ii) violate any of the terms, conditions or provisions of any law, rule, statute (other than the Hart Scott Rodino Act), regulation, order, writ, injunction, judgment or decree of any Governmental Authority; or (iii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any material contract of Buyer. Except as set forth on Schedule 6.3, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, is required in connection with Buyer's execution, delivery and performance of the Transaction Agreements and the consummation of the Contemplated Transactions.

         6.4 Brokers. Buyer has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with the Transaction Agreements or the Contemplated Transactions.

7.      Further Agreements of the Parties.

         7.1 Public Announcements. Neither Seller nor Buyer shall, without the prior written approval of the other party, permit any of their respective officers, directors or employees to make any public statement (other than non-written discussions with analysts and investors) or issue any press release with respect to (i) the Service as provided by the other party, or
(ii) the Contemplated Transactions, unless such statement or release shall be jointly issued by Seller and Buyer or such statements are required by law, rule or regulation (provided that the other party shall, to the extent practicable, be given an opportunity to review and consent to such statement or release).

         7.2 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of the Transaction Agreements and the consummation of the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

         7.3 Indemnification for Fees of Brokers and Finders. Buyer, on the one hand, and Seller, on the other, agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Buyer, on the one hand, or Seller, on the other hand.

         7.4 Customer Contracts.

         (a) Benefits of Customer Contracts. If any Customer Contract is not assignable by Seller to Buyer, Seller shall give Buyer the financial benefit (and to the extent practicable such other benefits) of the Customer Contract to the same extent as if Seller had not been excluded from assigning such agreement to Buyer, and Buyer shall act as Seller's subcontractor and shall perform all of the obligations and assume all of the liabilities under such Customer Contracts and indemnify Seller pursuant to Section 8.2(b). Nothing in this Agreement shall be construed as an attempt to assign any Customer Contract that is by its terms not assignable without the consent of the other party.

         (b) Notices Received. During the term of the applicable Customer Contract, as soon as practicable, but in any event within ten business days of receipt from a customer party to a Customer Contract (a "Customer") of any notice, demand or other communication with respect to the Service or such Customer Contract, Seller shall deliver to Buyer a copy of such notice, demand or other communication.

         (c) Notice to be Given. During the term of the applicable Customer Contract, as soon as practicable, but in any event within ten business days of receipt from Buyer of the content of any notice, demand or other communication which Buyer reasonably requires to be delivered to a Customer with respect to the Service or such Customer Contract, Seller shall, as contracting party, deliver to such Customer a notice, demand or other communication to such effect. Except as specified by Buyer, or except as agreed to by Buyer in its reasonable discretion, during the term of the applicable Customer Contract, Seller shall not deliver any other notice, demand or other communication to a Customer with respect to the Service or such Customer Contract, other than communications with respect to Seller's accounts receivable.

         (d) Enforcement of Customer Contracts. Seller, without additional consideration, other than reimbursement of its direct costs, shall provide such cooperation as Buyer shall reasonably request with respect to enforcement of any Customer Contract, including serving as, or joining as, a plaintiff in any such action, provided, however, that any such action shall be conducted at Buyer's sole cost and expense. Seller shall not institute any action to enforce any Customer Contract (other than actions to collect Seller's accounts receivables) without Buyer's prior written consent, which consent shall not be unreasonably withheld.

         7.5 Software License. Seller hereby grants to Buyer a royalty-free, fully paid, personal, non-exclusive, non-transferable (except as provided below) right to use the Software solely for the purpose of providing the Service to GTECH Corporation in connection with the California State Lottery. Such right to use shall include the right to modify such Software and prepare derivative works based on such Software, provided that any such modification or derivative work shall be deemed Software and subject to this Section 7.5. The rights to the Software contained in this Section 7.5 may only be assigned in connection with a transfer of responsibility to provide the Service to GTECH Corporation in connection with the California State Lottery.

         7.6 Further Assurances. From and after the Closing Date, Seller, on the one hand, and Buyer, on the other hand, agree to execute and deliver such further documents and instruments and to do such other acts and things as Buyer or Seller, as the case may be, may reasonably request in order to effectuate the Contemplated Transactions. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Article 8.

         7.7 Restrictive Covenants.

         (a) Limited Noncompetition. Seller and its Affiliates will not, during the current term and for nine (9) months after the expiration of the current term of each applicable Customer Contract, solicit the Customer thereto to replace the services provided to such Customer under such Customer Contract with substantially similar services. The restriction set forth in the preceding sentence shall terminate and be of no force or effect if Buyer or any of its Affiliates competes with Seller by selling long distance services or toll free services other than for access to the Buyer's network.

         (b) No Disparaging Remarks. Seller, Buyer and their respective officers, directors, agents and representatives shall not, for a period of three years from the date hereof, make any statements or take any action that would be injurious to Buyer's or Seller's business reputation in any material respect.

         (c) If Seller or Buyer breaches, or threatens to commit a breach of, any of the provisions of Sections 7.7(a) , 7.7(b) and 7.8 (the "Restrictive Covenants"), Buyer or Seller shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer or Seller under law or in equity:

                           (i) The right and remedy to have the Restrictive
                  Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer or Seller and that money damages would not provide an adequate remedy to Buyer or Seller.

                           (ii) Seller and Buyer acknowledge and agree that
                  the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects.
                  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                           (iii) If any court determines that any of the
                  Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                           (iv) Buyer and Seller intend to and hereby confer
                  jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Buyer and Seller that such determination not bar or in any way affect Buyer's or Seller's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         7.8 FCC Proceeding. Buyer completely releases and discharges Seller and its Affiliates, and their successors and assigns, past and present, and their directors, officers, shareholders, agents, employees, and representatives, past and present, and each of them, in their individual and corporate capacities, from any obligations for Losses with respect to or arising out of or relating in any way to the matters set forth in that certain complaint proceeding filed by Buyer with the Federal Communications Commission, File No. E98-03 (the "FCC Proceeding"). At the Closing, Buyer shall execute a release in the form annexed as Exhibit A hereto (the "Settlement Agreement"). Buyer shall dismiss with prejudice the FCC Proceeding as soon as practicable after the Closing and shall not pursue any litigation (or file any charge or otherwise correspond with any Governmental Authority (except as provided in the Settlement Agreement) or participate in any recovery, relief or other award) against Seller or its Affiliates with respect to or arising out of or relating in any way to the matters set forth in the FCC Proceeding.

         7.9 Service Agreement. At the Closing, Buyer's Affiliate, TNS Datalink, Inc., and Seller shall enter into a Service Agreement (the "Service Agreement") in the form annexed as Exhibit B hereto.

         7.10 Bulk Sales Law. The Contemplated Transactions shall be consummated without compliance with any applicable bulk sales law ("Bulk Sales Laws"). If by reason of any applicable Bulk Sales Law, any claims are asserted by creditors of Seller, such claims shall be the responsibility of Buyer in the case of claims arising under any of the Assumed Liabilities, or the responsibility of Seller in the case of claims arising under any of the Excluded Liabilities.

         7.11 Transition.

                  (a) Transition Plan. Within forty-five (45) days of the Closing Date, Buyer shall prepare and submit to Seller a transition plan for each of the Customers of the Service. Each Customer transition plan shall provide reasonable detail for transitioning the provisioning of Service from Seller's facilities to Buyer's facilities in a manner that will minimize Customer inconvenience and will avoid any disruption of Service.

                  (b) Transition Period. Buyer will assume responsibility to project manage all aspects of each Customer transition including final decision-making authority regarding Customer cut-over. Seller will assist Buyer in the transition by providing the transition services described in
Schedule 7.11(b) in accordance with this Section 7.11 ("Transition Services"). Following the Closing, Buyer shall be entitled to receive the Transition Services from Seller commencing as of the Closing and continuing until all Customers of the Service have been removed from Seller's facilities and the transition of Service to Buyer's facilities has been completed, subject to Seller's right to terminate Transition Services pursuant to
Section 7.11(c).

                  (c) Transition Fees. Buyer shall promptly pay to Seller the charges specified in Schedule 7.11(c), Part 1 for all Communications Services provided by Seller in connection with the Transition Services
("Communications Fees") commencing as of the Closing and continuing until all Customers of the Service have been removed from Seller's facilities and the transition of Service to Buyer's facilities has been completed, and shall also pay the fees specified in Schedule 7.11(c), Part 2 associated with operations services ("Operations Fees"), until all customers of the Service have been removed from Seller's facilities and the transition of Service to Buyer's facilities has been completed, which fees shall be applied as follows:

                           (i) commencing as of the Closing, Buyer shall
                  promptly pay Seller the Communications Fees and Operations Fees specified on Schedule 7.11(c) for the Transition Services provided to Buyer, which Communications Fees and Operations Fees shall change on the dates specified on
                  Schedule 7.11(c), provided that in the event that Seller has caused a delay in the removal of all Customers of the Service from Seller's facilities by January 15, 1999, the scheduled increase of the Operations Fees on January 16, 1999 shall be delayed by the number of days equal to the length of delay caused by Seller and the "B" rates specified on Rate Schedule 3 of Schedule 7.1(c), Part 2, shall apply commencing on January 16, 1999 during the period of such delay; and (ii) if all Customers of the Service have not been removed from Seller's facilities and the transition of Service to Buyer's facilities has not been completed by June 1, 1999, Seller, at its sole discretion, shall have the right to discontinue supplying Buyer with the Transition Services and to remove the Equipment from Seller's facilities or to continue supplying Buyer with the Transition Services for which Buyer shall pay Seller the Communications Fees and the Operations Fees specified on Schedule 7.11(c) in connection with the Transition Services provided to Buyer until all Customers of the Service have been removed from Seller's facilities and the transition of Service to Buyer's facilities has been completed, provided that in the event that Seller has caused a delay in the removal of all Customers of the Service from Seller's facilities by June 1, 1999 the scheduled increase of the Operations Fees on June 1, 1999 shall be delayed by the number of days equal to the length of delay caused by Seller. Notwithstanding anything herein to the contrary, Seller shall not be deemed to have caused a delay under this Section
                  7.11 or any other Section of this Agreement, during the standard intervals or reasonable time required to process orders or perform any other function in connection with the transition of Customers from Seller's facilities to Buyer's facilities. Any Operations Fees shall be invoiced by Seller once per month and shall be paid by Buyer within thirty days (30) of the date upon which Buyer receives the invoice. Any Operations Fees that are not paid when due shall accrue extended payment interest at a rate equal to 150% of the "prime rate" (but in no event higher than the highest rate permitted by applicable law) from the day following the date payment was due until such payment is received by Seller. For purposes hereof, the "prime rate" shall be the publicly announced prime rate or commercial lending rate , however described, for loans in New York City of Citibank, N.A., in effect on the day following the date payment was due.

                  (d) Transition Efforts. Following the Closing Date, Buyer and Seller shall use reasonable efforts to encourage each Customer of the Service to be switched to Buyer's facilities as promptly as reasonably possible. In this regard, Seller will provide written notification by overnight mail, in the form of Schedule 7.11(d), to each Customer within ten
(10) business days of the Closing Date in an effort to encourage each Customer to switch to Buyer's facilities. Until all Customers of the Service are switched to Buyer's facilities, Buyer and Seller shall cooperate in the transition of the operation of the Service. Buyer and Seller shall provide the other with such information and other reasonable assistance with respect to the Service as each shall reasonably request.

                  (e) Assistance. Following the Closing, Seller shall, upon the reasonable request of Buyer, provide such assistance as is reasonably necessary or desirable to assist in the completion of the transition of the Service from Seller to Buyer. Further, Buyer shall cooperate with Seller in the resolution of any disputes relating to the Service based upon or arising from facts or event occurring prior to the Closing.

                  (f) Access. Following the Closing, Seller shall provide Buyer with reasonable access to customer mailing lists, sales materials and records (including materials and records relating to sales prospects as well as outstanding proposals to potential customers for the Service), original contracts and collections records relating to the Service, and shall permit Buyer to duplicate or otherwise make copies of or to take extracts of such materials and records. Sales prospects which have been developed by Seller through submitted proposals (including but not limited to incremental revenues realized through a proposed extension to an existing Customer Contract, as measured by an actual increase in monthly revenue over the average of the six months of Service revenues preceding Closing under such Customer Contract), will be deemed to fall within the definition of "AT&T Referrals" for the purpose of compensation in accordance with Schedule 7.11(f), provided, however, that "AT&T Referrals" shall not include prospects which are already customers of the Service (except as specified above) or current customers of any of Buyer's services as of the Closing unless such prospect is for an application not already provided by Buyer to that customer. The determination of whether such application is not already provided by either Seller or Buyer will be made in good faith by mutual agreement of Seller and Buyer on a case-by-case basis. Seller shall provide Buyer with a list of "AT&T Referrals" within thirty (30) days following the Closing.

         7.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other taxes and fees (including any penalties and interest related thereto but excluding taxes on Seller's income) incurred in connection with the Contemplated Transactions, including any transfer or similar taxes imposed by any state or subdivision, shall be borne and paid by Buyer, and the Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and if required by applicable law, Seller shall join in the execution of any such tax returns and other documentation.

         7.13 Audit. Buyer has stated that it may desire to have audited financial statements prepared with respect to the Service. Seller agrees to cooperate in good faith with Buyer in having Buyer retain Seller's auditors prepare audited financial statements, provided that it is expressly understood and agreed that all costs and expenses for such audit shall be borne by Buyer. If desired by Buyer, Seller will make the appropriate introductions to a representative of Seller's auditors for purposes of Buyer engaging such auditors for the audit of Seller's financial statements with respect to the Service. Seller shall cooperate with Buyer in having the audit performed in an expeditious manner and completed within seventy-five (75) days of Closing.

         7.14 Receivables and Billing. For as long as Seller is owed any amount under the Customer Contracts (other than (i) the "Disputed Accounts", as defined below, and (ii) such other accounts as in the future should reasonably be deemed to be uncollectible), the parties agree to the following practices and procedures with respect to the billing and collection of accounts receivable.

                  (a) Buyer has not acquired any interests in Seller's accounts receivable with respect to the Service. All amounts due for the Service provided to the Customers pursuant to the Customer Contracts prior to the Closing shall continue to belong to the Seller, and all amounts due for the Service provided to the Customers pursuant to the Customer Contracts following the Closing shall belong to the Buyer. Following the Closing, Seller shall in accordance with Section 7.11(b) and Schedule 7.11(b) continue to prepare and transmit bills to the Customers of the Service for all amounts due pursuant to the Customer Contracts until such billing service is terminated in accordance with Section 7.11(b), following which Buyer shall prepare and transmit bills to the Customers of the Service for all amounts due pursuant to the Customer Contracts. So long as Seller is preparing and transmitting such bills, Seller shall direct that payments be made to such account or accounts (or address or addresses) as Seller may designate from time to time. Upon Buyer beginning to prepare and transmit such bills, Buyer may direct that payments be made to such account or accounts (or address or addresses) as Buyer may designate from time to time. If necessary, Seller shall join in sending such directions to the Customers.

                  (b) All bills for the Service provided pursuant to the Customer Contracts shall be prepared and sent in substantially the form, with substantially the same content and on substantially the same time schedule as the bills with respect to the Service were prepared and sent prior to the Closing. All bills issued pursuant to the Customer Contracts shall include amounts due to Seller with respect to the Service and amounts due to Buyer with respect to the Service without distinction as to whom such amount is due being set forth on the billing statement. Except for Customer accounts in dispute at Closing as evidenced by a written notice of dispute from the Customer (the "Disputed Accounts"), all amounts received from Customers pursuant to the Customer Contracts shall be applied first to the oldest amounts due under the Customer Contracts. All amounts received from Customers having a Disputed Account shall be applied to such Customer's account as directed by the Customer or directed by the final order of a court or arbitrator or the binding direction of any other tribunal. Neither Seller nor Buyer shall assert any right of set-off or hold-back or otherwise attempt to apply any amounts received with respect to the Customer Contracts to any amount owed to Seller or Buyer, as the case may be, by such Customer on any account or claim other than the account maintained pursuant to the Customer Contracts.

                  (c) Each party collecting amounts due to the other party from the Customers pursuant to the Customer Contracts shall within twenty days of the last day of the month during which such payment is received deliver a report to the other party detailing the payments received which are due to the other party. The two reports will be reconciled each month with the amounts due to each party nettedto establish a net balance owed from one party to the other. Each month, the party owing a net balance to the other party shall transmit the net balance owed for that month to such other party, which payment shall be made within thirty days of the end of the applicable month. Each party shall provide the other party with account information for wire transfers of such payments and may change such account information on five days written notice.

                  (d) Each party shall exercise reasonable and customary diligence with respect to the collection of the accounts due with respect to the Customer Contracts, but neither party shall be required to engage a collection agency or otherwise take extraordinary measures or incur other than reasonable and customary expenses with respect to the collection of accounts. Buyer shall not be obligated to file suit for the collection of amounts due to Seller from Customers, but Seller shall retain the right to institute such action, and Buyer shall provide Seller with such assistance as Seller shall reasonably require, provided that Seller shall reimburse Buyer for its direct expenses in providing such assistance. Except as provided in
Section 7.4(d), Seller shall not be obligated to file suit for the collection of amounts due to Buyer from Customers, but Buyer shall retain the right to institute such action, and Seller shall provide Buyer with such assistance as provided in Section 7.4(d).

8.       Indemnification.

         8.1 Indemnification by Seller. Seller shall indemnify Buyer and its officers, directors, employees, assigns, successors and Affiliates (collectively, the "Buyer Indemnified Parties") and hold them harmless against and in respect of any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses") to the extent resulting from (a) any breach of any representation or warranty, or nonfulfillment of any covenant or agreement of Seller in the Transaction Agreements, or (b) the Excluded Liabilities.

         8.2 Indemnification by Buyer. Buyer shall indemnify Seller and its officers, directors, employees, assigns, successors and Affiliates (collectively, the "Seller Indemnified Parties" and, together with the Buyer Indemnified Parties, the "Indemnified Parties") and hold them harmless against and in respect of any and all Losses to the extent resulting from (a) any breach of any representation or warranty or nonfulfillment of any covenant or agreement of Buyer in the Transaction Agreements, or (b) the Assumed Liabilities.

         8.3 Period of Indemnity. All representations and warranties of the parties contained in the Transaction Agreements shall survive the execution and delivery of the Transaction Agreements and shall continue in full force and effect for twelve (12) months after the Closing Date and thereafter shall terminate except to the extent necessary for a claim for indemnification that was asserted prior to the expiration of such period to be fully determined. All covenants or agreements which by their terms are to be performed after the Closing Date, including but not limited to each party's obligations under the Customer Contracts, shall survive until fully discharged.

         8.4 Limitations.

                  (a) No claim for indemnity shall be asserted by, and no liability for such indemnity shall be enforced against, either party unless a Claim Notice (as hereinafter defined) has been given by the Indemnified Party to the other party (the "Indemnitor") prior to the expiration of the period for asserting such claim under Section 8.3. All indemnification rights under this Agreement are without duplication.

                  (b) No indemnity shall be payable to the Buyer Indemnified Parties with respect to any claim under Section 8.1 (a), or to the Seller Indemnified Parties with respect to any claim under Section 8.2(a), resulting from any breach of any representation or warranty (i) with respect to any Loss of less than $250,000, and (ii) unless and until the aggregate of all Losses due from Buyer or Seller, as the case may be, exceed $250,000, in which event all Losses so due in excess of such $250,000 shall be paid in full by Seller or Buyer, as the case may be. The aggregate amount payable by the Seller with respect to claims under Section 8.1(a) or by the Buyer with respect to claims under 8.2(a) resulting from any breach of any representation or warranty shall not exceed $2 million. Notwithstanding the above, the aggregate amount payable by the Seller with respect to claims under Section 8.1(a) or by the Buyer with respect to claims under Section 8.2(a) resulting from a breach of a representation or warranty contained in
Section 5.2, 5.3(ii), 5.4(i), 5.4(iii), 6.2, or 6.3(ii) shall not be subject to the $2 million limitation.

         8.5 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an Indemnitor under this Article 8, the Indemnified Party shall notify the Indemnitor in writing of such claim (the "Claim Notice"). The Claim Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. Failure by the Indemnified Party to give a Claim Notice to the Indemnitor in accordance with the provisions of this Section 8.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually prejudiced by such failure.

         8.6 Rights of Parties to Settle or Defend. The Indemnitor may elect to compromise or defend, at its own expense, by its own counsel any asserted liability; provided, that the Indemnitor may not settle such asserted liability without the written consent of the Indemnified Party if such settlement imposes any obligation on the Indemnified Party, involves any admission of wrongful conduct on the part of the Indemnified Party or imposes any restriction on the Indemnified Party. If the Indemnitor elects to compromise or defend such asserted liability, it shall within 30 calendar days upon being given the Claim Notice (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate in the compromise of, or defense against, such asserted liability. If the Indemnitor elects to defend any claim, the Indemnified Party shall make available to the Indemnitor any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. If the Indemnitor elects not to defend the asserted liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend (at the reasonable expense of the Indemnitor) such asserted liability as the Indemnified Party considers appropriate; provided, that it may not settle such asserted liability without the written consent of the Indemnitor. The parties agree to cooperate fully with one another in the defense, settlement or compromise of any asserted liability. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of such asserted liability.

         8.7 Exclusive Remedies. The parties hereto acknowledge that the indemnity rights set forth in this Article 8 are intended to be their exclusive monetary remedies in connection with this Agreement and the Contemplated Transactions; provided that nothing in this Section 8.7 shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled.

9.       Miscellaneous.

         9.1 Entire Agreement. The Transaction Agreements (together with the Schedules and Exhibits hereto) and the confidentiality agreement, entered into between Buyer and Seller signed June 11, 1998 contain, and are intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein and therein, and supersede any previous agreements and understandings between the parties with respect to those matters.

         9.2 Governing Law. The Transaction Agreements shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its principles of conflicts of law.

         9.3 Headings. The section headings of the Transaction Agreements are for reference purposes only and are to be given no effect in the construction or interpretation of the Transaction Agreements.

         9.4 Notices. All notices and other communications under the Transaction Agreements shall be in writing and shall be deemed given when delivered personally, mailed by registered or certified mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

         If to Seller, to:

                           AT&T Corp.
                           55 Corporate Drive
                           Room 15A09
                           Bridgewater, NJ  08807
                           ATTN:  Kathleen Earley, VP Networked Commerce
                           Services

         with a copy to:
                           AT&T Corp.
                           295 N. Maple Avenue
                           Room 3235C2
                           Basking Ridge, NJ  07920
                           ATTN:  Sanford Tannenbaum, General Attorney

         If to Buyer, to:
                           Transaction Network Services, Inc.

                           1939 Roland Clarke Place
                           Reston, VA 20191
                           Attn: General Counsel
                           fax: 703.453.8397

         with a copy to:
                           Jeffrey E. Jordan, Esq.
                           Arent Fox Kintner Plotkin & Kahn, PLLC
                           1050 Connecticut Avenue, N.W.
                           Washington, DC 20036-5339
                           fax: 202.857.6395

         9.5 Severability. Any provision of the Transaction Agreements which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability but such invalidity or unenforceability shall not affect in any way the remaining provisions hereof or thereof provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained.

         9.6 Amendment; Waiver. No provision of the Transaction Agreements may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of the Transaction Agreements. No waiver of any provision hereof or thereof shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party granting the waiver.

         9.7 Assignment and Binding Effect. Neither party hereto may assign any of its rights or delegate any of its duties under the Transaction Agreements without the prior written consent of the other party; provided, that Buyer and Seller may assign any of its rights or delegate any of its duties to any entity controlling or controlled by Buyer or Seller, subject to Buyer or Seller remaining primarily liable and responsible for the performance of all of its duties and obligations under the Transaction Agreements. All of the terms and provisions of the Transaction Agreements shall be binding on the respective successors and permitted assigns of the parties. Notwithstanding anything above, Buyer may not assign any of its rights or delegate any of its duties under the Transaction

Agreements, without the prior written consent of Seller, to an entity controlling or controlled by Buyer if that entity is a telecommunications common carrier or it controls or is controlled by a telecommunications common carrier.

         9.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in the Transaction Agreements are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         9.9 Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         9.10 Certain Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate," with respect to any person, means any person directly or indirectly controlling, controlled by or under common control with such person.

         "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York on which banking institutions located in such state are closed.

         "Communications Services" means the services provided by Seller pursuant to the Service Agreement.

         "Governmental Authority" means any government or political subdivision thereof, whether federal, state, local or foreign, and any agency, department, division, court, tribunal or instrumentality of any such government or political subdivision.

         "Knowledge" means, with respect to Seller, the actual knowledge of the individuals set forth on Schedule 9.10.

         "Material Adverse Effect or Material Adverse Change" means any change or effect that is, or is reasonably likely to be, materially adverse to the Service and the Assets, taken as a whole.

         "Software" means certain custom software utilized on the TAS2/Hypercom network to provide the Service to GTECH Corporation in connection with California State Lottery.

         "Transition Fees" means the fees payable during the Transition Period pursuant to Section 7.11(c).

         "Transaction Agreements" means this Agreement, the Settlement Agreement and the Service Agreement.

         9.11 Glossary. The following capitalized terms are defined in the following sections of this Agreement:

Term                                                 Section
----                                                 -------
Affiliate                                             9.10
Assets                                                1
Assumed Liabilities                                   2.1
Bulk Sales Laws                                       7.10
Business Day                                          9.10
Buyer                                                 Preamble
Communications Fees                                   7.11(c)
Communications Services                               9.10
Claim Notice                                          8.5
Closing                                               1
Closing Date                                          4
Contemplated Transactions                             1
Customer Contracts                                    1.3
Customer                                              7.4(b)
Disputed Accounts                                     7.14(b)
Equipment                                             1.1
Excluded Liabilities                                  2.2
Governmental Authority                                9.10
Indemnified Party                                     8.2
Indemnitor                                            8.4
Knowledge                                             9.10
Liens                                                 5.4


Losses                                                8.1
Material Adverse Effect                               9.10
Operations Fees                                       7.11(c)
Permitted Liens                                       5.4
Purchase Price                                        3.1
Restrictive Covenants                                 7.7(c)
Seller                                                Preamble
Service                                               Preamble
Service Agreement                                     7.9
Settlement Agreement                                  7.8
Software                                              9.10
Transition Fees                                       9.10
Transition Services                                   7.11(b)
Transaction Agreements                                9.10

         9.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to the Transaction Agreements or the Contemplated Transactions may be instituted in any state or federal court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that the Transaction Agreements or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York in connection with actions initiated by third parties in such other jurisdictions.

         9.13 Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereto.

         IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

                                   AT&T CORP.

                                   By:  /s/ Kathleen B. Earley
                                        Name:  Kathleen B. Earley
                                        Title:  VP - Networked Commerce Services


                                   TRANSACTION NETWORK SERVICES, INC.

                                   By:  /s/ John J. McDonnell, Jr.
                                        Name:  John J. McDonnell, Jr.
                                        Title:  President and CEO